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Exhibit 99.2

EXCERPTS FROM PRELIMINARY CONFIDENTIAL OFFERING CIRCULAR, DATED JANUARY 29, 2007

        Unless the context otherwise requires, references to "TransDigm," "we," "us," "our" and similar references refer to TransDigm Group Incorporated ("TD Group") and its direct and indirect subsidiaries, including TransDigm Inc. The offering of 7 3/4% senior subordinated notes due 2014 contemplated by the Preliminary Confidential Offering Circular, dated January 29, 2007 is being made in connection with the following series of transactions: (i) the acquisition of Aviation Technologies, Inc. ("ATI") and (ii) the amendment to the senior secured credit facility of TransDigm Inc. which will provide for, among other things, an additional term loan of $180.0 million, the proceeds from which will be used to finance, in part, the acquisition of ATI and to pay related transaction expenses, and a $50.0 million increase in the revolving credit facility to the senior secured credit facility, none of which will be drawn in connection with the closing of the acquisition of ATI. The term "Transactions" refers to the above described transactions.

Recent Developments

  Selected Preliminary First Quarter Results for TransDigm

        While we have not yet finalized our financial statements for our first quarter ended December 30, 2006, we currently expect to report net sales of approximately $123 million for the three months ended December 30, 2006 compared to $100 million in net sales for the comparable period last year. We expect to report net income, EBITDA and EBITDA As Defined for the three months ended December 30, 2006 of approximately $20 million, $54 million and $56 million, respectively, compared to net income, EBITDA and EBITDA As Defined of $9 million, $39 million and $43 million, respectively, for the comparable period last year. The net sales growth for the three months ended December 30, 2006 is approximately 75% organic and 25% acquisition driven, with a particularly strong quarter of commercial aftermarket sales being the largest contributor to the organic sales growth and commercial OEM and defense sales contributing to organic sales growth to a lesser degree.

        These selected first quarter financial results are estimates and are subject to change. We and our auditors have not completed each of our and their normal quarterly review procedures for the three months ended December 30, 2006 and there can be no assurance that our final results for this three month period will not differ from these estimates, including as a result of quarter-end closing procedures or review adjustments and any such changes could be material. In addition, these estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP or as a measure of our performance. Finally, investors should be aware that our expected results for the three-month period ended December 30, 2006 are unaudited. As a result of the foregoing considerations, investors are cautioned not to place undue reliance on this preliminary financial information. See "Risk Factors" and "Forward-Looking Statements."

        The following is a reconciliation of EBITDA and EBITDA As Defined to net income (all figures represent approximations):

Three Months Ended December 30, 2006
(in millions)
Net income	$20
Add:
Depreciation and amortization	4
Interest expense, net	18
Income tax provision (benefit)	12

EBITDA	54
Add:
Acquisition-related costs(1)	1
Non-cash compensation and deferred compensation costs(2)	1

EBITDA As Defined	$56

(1)
Represents costs incurred to integrate acquired businesses into TransDigm Group's operations, purchase accounting adjustments to inventory that were charged to cost of sales when the inventory was sold and other acquisition-related costs.

(2)
Represents (i) the expenses recognized by TransDigm Group under its deferred compensation plans and (ii) the non-cash compensation expense recognized by TransDigm Group under its stock plans.

Summary Historical and Pro Forma Consolidated Financial Data

        TD Group was formed in July 2003 under the name TD Holding Corporation to facilitate the consummation of the Mergers. TD Group does not have any operations other than through its ownership of its direct and indirect subsidiaries.

        The following table sets forth summary historical consolidated financial and other data of TD Group for the fiscal years ended September 30, 2006, 2005 and 2004, which have been derived from TD Group's audited consolidated financial statements. Separate historical financial information for TransDigm Inc. is not presented since TD Group has no operations or assets (other than immaterial cash balances) separate from its investment in TransDigm Inc.

        On July 9, 2004, TransDigm Inc. acquired all of the outstanding capital stock of Avionic Instruments, Inc., or Avionic. On December 31, 2004, Skurka Aerospace Inc., or Skurka, acquired certain assets and assumed certain liabilities of Skurka Engineering Company. On January 28, 2005, TransDigm Inc. acquired all of the outstanding capital stock of Fluid Regulators Corporation, or Fluid Regulators. On June 30, 2005, Skurka acquired an aerospace motor product line from Eaton Corporation. On May 1, 2006, Skurka acquired certain assets and assumed certain liabilities of Electra-Motion, Inc. On June 12, 2006, TransDigm Inc. acquired all of the outstanding capital stock of Sweeney Engineering Corp., or Sweeney Engineering. All of the acquisitions were accounted for as purchases. The results of operations of the acquired entities, businesses and product line are included in TD Group's consolidated financial statements from the date of each of the acquisitions.

        The following table also sets forth summary pro forma consolidated financial data as of and for the twelve-month period ended September 30, 2006, which we have derived from and should be read in conjunction with our unaudited pro forma consolidated financial and other data included elsewhere herein. The unaudited consolidated pro forma statement of operations data set forth below gives effect to the Transactions as if they had occurred on October 1, 2005 and the unaudited consolidated pro forma balance sheet data set forth below gives effect to the Transactions as if they had occurred as of September 30, 2006. The summary pro forma consolidated financial information set forth below should not be considered indicative of actual results that would have been achieved had the Transactions occurred on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated financial information will prove to be correct.

        We present below certain financial information based on our EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined. None of EBITDA, EBITDA As Defined or Adjusted EBITDA As Defined is a measurement of financial performance under GAAP, and none of these financial measures should be considered an alternative to net income or operating cash flows determined in accordance with GAAP, and our calculation of EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies. While we believe that the presentation of EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined will enhance an investor's understanding of our operating performance, the use of each of EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined as analytical tools has limitations and you should not consider any of them in isolation, or as a substitute for an analysis of our results of operations as reported in accordance with GAAP. For a reconciliation of EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined to net income, please refer to the table below. For additional information regarding these non-GAAP financial measures, including a more detailed description with respect to the limitations of these non-GAAP financial measures, please refer to the Annual Report on Form 10-K of TD Group for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission on November 28, 2006 (the "Annual Report").

        The information presented below should be read together with "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere herein and in the Annual Report.

				Pro Forma for the Twelve-Month Period Ended September 30, 2006
	Fiscal Years Ended September 30,
	2004	2005	2006
	(in thousands)			(unaudited)
Statement of Operations Data:
Net sales	$300,703	$374,253	$435,164	$533,702
Gross profit(1)	136,505	184,270	221,290	263,938

Operating expenses:
Selling and administrative	31,201	38,943	48,309	66,408
Amortization of intangibles	10,325	7,747	6,197	13,197
Refinancing costs(2)	—	—	48,617	48,617

Income from operations(1)	94,979	137,580	118,167	135,716
Interest expense, net	74,675	80,266	76,732	110,860

Income before income taxes	20,304	57,314	41,435	24,856
Income tax provision	6,682	22,627	16,318	9,007

Net income	$13,622	$34,687	$25,117	$15,849

	As of September 30,			Pro Forma as of September 30, 2006
	2004	2005	2006
	(in thousands)			(unaudited)
Balance Sheet Data:
Cash and cash equivalents(3)	$48,498	$104,221	$61,217	$48,321
Marketable securities	50,601	—	—	—
Working capital(4)	179,385	118,559	190,742	217,013
Total assets	1,345,912	1,427,748	1,416,712	1,903,177
Long-term debt, including current portion	892,788	889,846	925,000	1,355,000
Stockholders' equity	297,412	333,107	363,041	363,041

	Fiscal Years Ended September 30,						Pro Forma for the Twelve-Month Period Ended September 30, 2006
	2004		2005		2006
	(in thousands)						(unaudited)
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$111,139		$80,695		$3,058		$17,698
Investing activities	(77,619)		(20,530)		(35,323)		(48,589)
Financing activities	(3,924)		(4,442)		(10,739)		(15,183)
Depreciation and amortization	18,303		16,956		16,111		24,987
Capital expenditures	5,416		7,960		8,350		9,948
Ratio of earnings to fixed charges(5)	1.3	x	1.7	x	1.5	x	1.2	x
Other Data:
EBITDA(6)	$113,282		$154,536		$134,278		$160,703
EBITDA, margin(7)	37.7%		41.3%		30.9%		30.1%
EBITDA As Defined(6)	$139,084		$164,240		$194,437		$225,693
EBITDA As Defined, margin(7)	46.3%		43.9%		44.7%		42.3%
Adjusted EBITDA As Defined(6)							$238,502

(1)
Gross profit and income from operations include the effect of charges relating to purchase accounting adjustments to inventory associated with the acquisition of various businesses and a product line during the pro forma twelve-month period ended September 30, 2006 and for the fiscal years ended September 30, 2006, 2005 and 2004 of $5.0 million, $200,000, $1.5 million and $18.5 million, respectively.

(2)
Represents costs incurred in connection with the refinancing transaction completed by TransDigm in June 2006 (the "June 2006 Refinancing"), including the premium paid to redeem the 8 3/8% Senior Subordinated Notes of $25.6 million, the write off of debt issue costs of $22.9 million and other expenses of $0.1 million.

(3)
On November 10, 2005, TransDigm Inc. paid a cash dividend of approximately $98.0 million to TransDigm Holding Company, or TransDigm Holdings, and made bonus payments of approximately $6.2 million to certain members of our management. TransDigm Holdings used all of the proceeds received from TransDigm Inc. to pay a cash dividend to TD Group. On November 10, 2005, TD Group entered into the TD Group loan facility and used the net proceeds received from borrowings thereunder of approximately $193.8 million, together with substantially all of the proceeds received from the dividend payment from TransDigm Holdings, to (i) prepay the entire outstanding principal amount and all accrued and unpaid interest on its senior unsecured promissory notes issued in connection with its acquisition of TransDigm Holdings in July 2003, which payments in the aggregate were equal to approximately $262.7 million, and (ii) make certain distributions to members of our management who participated in our deferred compensation plans, which distributions in the aggregate were equal to approximately $26.0 million.

(4)
Computed as total current assets less total current liabilities.

(5)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense.

(6)
The following is a reconciliation of EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined to net income:

	Fiscal Years Ended September 30,			Pro Forma for the Twelve-Month Period Ended September 30, 2006
	2004	2005	2006
	(in thousands)			(unaudited)
Net income	$13,622	$34,687	$25,117	$15,849
Add:
Depreciation and amortization	18,303	16,956	16,111	24,987
Interest expense, net	74,675	80,266	76,732	110,860
Income tax provision	6,682	22,627	16,318	9,007

EBITDA	113,282	154,536	134,278	160,703
Add:
Inventory purchase accounting adjustments(a)	18,471	1,493	200	5,031
Acquisition integration costs(b)	1,162	1,363	1,032	1,032
Non-cash compensation and deferred compensation costs(c)	6,169	6,848	988	988
One-time special bonus payments(d)	—	—	6,222	6,222
Acquisition earnout costs(e)	—	—	450	450
Refinancing costs(f)	—	—	48,617	48,617
Non-recurring IPO expenses(g)	—	—	2,650	2,650

EBITDA As Defined	$139,084	$164,240	$194,437	$225,693

Add:
Expected cost savings due to permanent headcount reduction(h)	—	—	—	$2,856
Expected cost savings due to elimination of corporate overhead expenses(i)	—	—	—	845
Non-recurring costs(j)	—	—	—	669
CDA, Sweeney Engineering and Electra-Motion pre-acquisition EBITDA(k)	—	—	—	8,409

Adjusted EBITDA As Defined	—	$—	$—	$238,472

  (a)
  Represents the portion of the purchase accounting adjustments to inventory associated with the acquisitions of various businesses and a product line by TransDigm and the acquisition of a business by ATI, in each case, that were charged to cost of sales when the inventory was sold.

  (b)
  Represents costs incurred by TransDigm to integrate businesses and a product line into its operations.

  (c)
  Represents the expenses recognized by us under our stock option plans and our deferred compensation plans. The amount reflected above for the fiscal year ended September 30, 2006 and for the pro forma twelve-month period ended September 30, 2006 includes (i) a reversal of previously recorded amounts charged to expense of $3.8 million, resulting from the termination of two of our deferred compensation plans during such period and (ii) expense recognized by us under a new deferred compensation plan adopted by us during such period.

  (d)
  Represents the aggregate amount of one-time special bonuses paid on November 10, 2005 to members of our management.

  (e)
  Represents the amount recognized for the potential earnout payment to Howard Skurka pursuant to the terms of the retention agreement entered into with him in connection with Skurka's acquisition of substantially all of the assets of Skurka Engineering Company in December 2004.

  (f)
  Represents costs incurred by TransDigm in connection with the June 2006 Refinancing, including the premium paid to redeem the 8 3/8% Senior Subordinated Notes of $25.6 million, the write off of debt issue costs of $22.9 million and other expenses totaling $0.1 million.

  (g)
  Represents non-recurring costs and expenses incurred by TD Group related to its initial public offering.

  (h)
  We have reviewed ATI's operations in order to identify areas of overlap and potential cost savings. Based on this review, we currently intend to eliminate 36 of ATI's employees following the closing of the acquisition. The annual cost of the employees being eliminated is approximately $2.9 million, which includes salary and benefits.

  (i)
  Reflects the anticipated elimination or reduction of certain corporate overhead costs incurred by ATI during the period, including professional fees for audit and tax services, expenses, such as travel expenses, incurred in connection with meetings of ATI's board of directors, costs associated with the maintenance of ATI's corporate office and other identified costs not expected to be incurred following the closing of the acquisition.

  (j)
  Reflects non-recurring costs, such as professional fees and expenses, related to merger and acquisition activities of ATI.

  (k)
  Amounts represent EBITDA for (i) CDA InterCorp., or CDA (acquired on October 3, 2006) for the period of October 1, 2005 to September 30, 2006, (ii) Sweeney Engineering (acquired on June 12, 2006) for the period of October 1, 2005 to June 11, 2006 and (iii) Electra-Motion Inc. (acquired on May 1, 2006) for the period of October 1, 2005 to April 30, 2006. These amounts are based on the unaudited financial statements of CDA, Sweeney Engineering and Electra-Motion Inc. that were provided to us in the course of our due diligence review of these companies.

(7)
The EBITDA margin represents the amount of EBITDA as a percentage of net sales. The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and the consolidated capitalization of TD Group as of September 30, 2006, on a historical basis and on a pro forma basis to give effect to the Transactions as if each of the Transactions had occurred on that date.

	As of September 30, 2006
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$61,217	$48,321

Debt:
Senior Secured Credit Facility(1)	$650,000	$830,000
7 3/4% Senior Subordinated Notes due 2014	275,000	525,000
Total long-term debt	925,000	1,355,000

Stockholders' equity	363,041	363,041

Total capitalization	$1,288,041	$1,718,041

(1)
The senior secured credit facility currently consists of a $650.0 million term loan facility and a revolving loan facility with a total borrowing availability of $150.0 million. As of September 30, 2006, $1.2 million of letters of credit were outstanding and $148.8 million of borrowings were available under the revolving loan facility. In connection with the Transactions, we intend to enter into an amendment to our senior secured credit facility which will provide for, among other things, an additional term loan of $180.0 million, the proceeds from which will be used to finance, in part, the acquisition of ATI and to pay related transaction expenses, and a $50.0 million increase in the revolving credit facility that is available under our senior secured credit facility, none of which will be drawn in connection with the closing of the acquisition of ATI. Following the closing of the acquisition of ATI, the senior secured credit facility will consist of an $830.0 million term loan facility, all of which will be fully drawn, and a $200.0 million revolving loan facility, with total borrowing availability of $198.8 million.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following pro forma condensed consolidated financial data is based on the historical financial statements of TD Group and ATI, adjusted to give pro forma effect to the Transactions. The pro forma condensed consolidated balance sheet as of September 30, 2006 gives effect to the Transactions as if they had occurred as of September 30, 2006. The pro forma condensed consolidated statement of income for the twelve-month period ended September 30, 2006 gives effect to the Transactions as if they had been consummated on October 1, 2005, the first day of TD Group's most recently completed fiscal year.

        Assumptions underlying the pro forma adjustments necessary to fairly present this pro forma information are described in the accompanying notes, which should be read in conjunction with this pro forma condensed consolidated financial data. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The pro forma condensed consolidated financial data should not be considered indicative of actual results that would have been achieved had the Transactions occurred on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma condensed consolidated financial data will prove to be correct.

        The proposed acquisition of ATI by TransDigm will be accounted for as a purchase in conformity with Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations, with intangible assets recorded in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The excess of the purchase price over the historical basis of the net assets to be acquired has been allocated in the accompanying pro forma condensed consolidated financial data based on preliminary valuation estimates and certain assumptions that management believes are reasonable. The actual valuation will be subject to the valuation of our assets and our liabilities as of the date the acquisition is finalized and, therefore, such allocation and the resulting effect on our consolidated financial statements may differ from the pro forma amounts included herein, and such differences may be material.

        The consolidated financial statements of ATI utilized to prepare the following pro forma condensed consolidated financial information include ATI's audited consolidated financial statements for the year ended December 31, 2005 and ATI's unaudited consolidated financial statements for the nine month periods ended September 30, 2005 and 2006. The unaudited consolidated financial statements of ATI utilized to prepare the following pro forma condensed consolidated financial information do not reflect as compensation expense share-based payment transactions in accordance with SFAS No. 123(R), Share Based Payments. The pro forma adjustments do not attempt to reflect ATI's stock option grants in accordance with SFAS No. 123(R), as all outstanding ATI stock options will be cancelled upon the closing of the proposed acquisition. In addition, the unaudited consolidated financial statements of ATI utilized to prepare the following pro forma condensed consolidated financial information have not been audited or reviewed by ATI's independent accountants, and any such audit or review could result in adjustments to ATI's unaudited consolidated financial statements, and any such adjustments could be material.

TransDigm Group Incorporated
Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of September 30, 2006
(In thousands)

	TD Group	ATI	Adjustments for the Acquisition of ATI		Adjustments for Acquisition Financing		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$61,217	$304	$(432,500	)(1)	$419,300	(1)	$48,321
Accounts receivable, net	65,568	15,071	—		—		80,639
Income taxes receivable	9,366	1,709	—		—		11,075
Inventories	89,243	16,987	4,371	(2)	—		110,601
Deferred income taxes	7,390	1,941	9,706	(2)	—		19,037
Prepaid expenses and other	1,397	753	—		—		2,150

Total current assets	234,181	36,765	(418,423)		419,300		271,823

Property and equipment, net	62,851	14,172	—		—		77,023
Goodwill	877,829	75,619	225,332	(2)	—		1,178,780
Other intangible assets, net	225,959	33,594	89,406	(2)	—		348,959
Debt issue costs, net	14,872	1,404	(1,404	)(2)	10,700	(1)	25,572
Other	1,020	—	—		—		1,020

Total assets	$1,416,712	$161,554	$(105,089)		$430,000		$1,903,177

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable	$18,764	$4,811	$—		$—		$23,575
Accrued liabilities	24,675	7,332	(772	)(1)	—		31,235
Current portion of long-term debt	—	356	(356	)(1)	—		—

Total current liabilities	43,439	12,499	(1,128)		—		54,810

Long-term debt, less current portion	925,000	38,773	(38,773	)(1)	430,000	(1)	1,355,000
Deferred income taxes	78,109	10,762	33,974	(2)	—		122,845
Other non-current liabilities	7,123	358	—		—		7,481

Total liabilities	1,053,671	62,392	(5,927)		430,000		1,540,136

Total stockholders' equity	363,041	99,162	(99,162	)(2)	—		363,041

Total liabilities and stockholders' equity	$1,416,712	$161,554	$(105,089)		$430,000		$1,903,177

TransDigm Group Incorporated
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of September 30, 2006

(1)
Set forth below are the estimated sources and uses of funds pertaining to the Transactions. The sources and uses below assume that the Transactions were consummated on September 30, 2006.

Sources of Funds	(in thousands)
Borrowings under senior secured credit facility	$180,000
Senior subordinated notes	250,000
Cash of TD Group	13,200

Total sources	$443,200

Use of Funds
Payment to ATI equityholders	$387,549
Payment of expenses on behalf of ATI equityholders	2,550
Repayment of current portion of ATI existing debt	356
Repayment of long-term portion of ATI existing debt	38,773
Payment of accrued interest on ATI existing debt	772
Debt issue costs(a)	10,700
TransDigm costs associated with acquisition	2,500

Total uses	$443,200

(a)
Represents the estimated fees and commissions to be paid by us in connection with the financing for the Transactions.

TransDigm Group Incorporated
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of September 30, 2006

(2)
The preliminary allocation of the purchase price to the fair values of the net assets acquired in connection with the proposed acquisition of ATI is as follows:

Purchase Price Allocation	(In thousands)
Payment to ATI equityholders	$387,549
Plus: Extinguishment of ATI's existing indebtedness:
Current portion	356
Long-term portion	38,773
Accrued interest	772

39,901
Payment of expenses on behalf of ATI equityholders	2,550

Purchase price	430,000
Plus: Direct acquisition costs	2,500

Total consideration	$432,500

Total consideration	$432,500
Less: Extinguishment of debt	39,901
Less: Historical stockholders' equity	99,162

Total acquisition consideration in excess of net book value	$293,437

Preliminary allocation of excess purchase price over net assets acquired and related purchase accounting adjustments(a):
Inventories	$4,371
Current deferred income taxes(b)	9,706
Goodwill	225,332
Other intangible assets(c)	89,406
Other assets(d)	(1,404)
Noncurrent deferred income taxes(c)	(33,974)

Total	$293,437

(a)
The final appraisal and purchase price allocation is not yet completed and, upon completion, the fair value of depreciable assets will be adjusted accordingly. For purposes of this pro forma presentation, management has estimated that the fair values of the depreciable assets approximate their historical values.

(b)
Represents a current tax benefit of approximately $27.0 million relating to compensation expense to be recognized with respect to stock options that are to be cancelled upon the closing of the ATI acquisition, the write-off of historical debt issue costs relating to ATI indebtedness that will be repaid upon the closing of the acquisition, management bonuses, severance and other similar payments payable upon the closing of the acquisition and certain professional fees to be borne by the former ATI equityholders in connection with the closing of the acquisition.

(c)
The adjustment to other intangible assets is based on management's preliminary estimate of identifiable intangible assets as follows (dollars in thousands)

Intangible Assets	Estimated Useful Life
Trademarks	Indefinite	$40,000
Unpatented technology	20 years	80,000
Order backlog	1 year	3,000

		123,000
Historical carrying value of other intangible assets
as of September 30, 2006		(33,594)

Net adjustment		$89,406

Deferred tax liability on increase in intangible assets		$(33,974)

(d)
Represents adjustments to write-off the unamortized debt issue costs of ATI's existing indebtedness being repaid in connection with the closing of the acquisition.

TransDigm Group Incorporated
Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Twelve-Month Period Ended September 30, 2006
(In thousands)

	TD Group	ATI(1)	Adjustments for the Acquisition of ATI(2)		Adjustments for Acquisition Financing(3)		Pro Forma
Net sales	$435,164	$98,538	$—		$—		$533,702
Cost of sales	213,874	51,519	4,371	(a)	—		269,764

Gross profit	221,290	47,019	(4,371)				263,938

Operating expenses:
Selling and administrative	48,309	18,099	—		—		66,408
Amortization of intangibles	6,197	1,232	5,768	(b)	—		13,197
Refinancing costs	48,617		—		—		48,617

Total operating expenses	103,123	19,331	5,768				128,222

Income from operations	118,167	27,688	(10,139)				135,716

Interest expense, net	76,732	3,547	(3,547	)(c)	34,128	(a)	110,860
Income before income taxes	41,435	24,141	(6,592)		(34,128)		24,856
Income tax provision	16,318	8,163	(2,505	)(d)	(12,969	)(b)	9,007

Net income	$25,117	$15,978	$(4,087)		$(21,159)		$15,849

(1)
TD Group's fiscal year ends on September 30. ATI's fiscal year ends on December 31. ATI's statement of income for the twelve-month period ended September 30, 2006 (which coincides with TD Group's 2006 fiscal year) was prepared by adding ATI's statement of income data for its fiscal year ended December 31, 2005 to ATI's statement of income data for the nine-month period ended September 30, 2006 and subtracting ATI's statement of income data for the nine-month period ended September 30, 2005.

(2)
Represents the adjustments necessary to give effect to the acquisition of ATI. Adjustments (a) and (b) are based on a preliminary allocation of the purchase price, and the definitive allocation of the purchase price will not be completed until following the closing of the acquisition. For purposes of this pro forma presentation, management has estimated that the fair values of the depreciable assets approximate their historical values and therefore no adjustment to the historical carrying value of those assets has been made.

(a)
Represents the inventory purchase accounting adjustment that will be charged to cost of sales as the inventory on hand when the ATI acquisition is consummated is sold.

TransDigm Group Incorporated
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Twelve-Month Period Ended September 30, 2006

  (b)
  Represents the change in amortization expense resulting from the amortization of the amortizable intangible assets recorded in connection with the acquisition of ATI using the straight-line method based on the following (dollars in thousands):

Amortizable Intangible Assets	Estimated Useful Life	Estimated Fair Value	Pro Forma Adjustment
Unpatented technology	20 years	$80,000	$4,000
Order backlog	1 year	3,000	3,000

		83,000	7,000
Historical ATI amortization			(1,232)

Net adjustment			$5,768

  (c)
  Represents the elimination of historical interest expense of ATI indebtedness to be repaid in connection with the closing of the acquisition.

  (d)
  Represents the tax effect of pro forma adjustments to income before income taxes and is based on an estimated combined federal and state statutory tax rate of 38%.

(3)
Represents the adjustments necessary to give effect to the financing for the Transactions.

(a)
Represents interest expense of $13.3 million and $19.4 million on the $180.0 million new term loan facility at an interest rate of 7.37% and the issuance of $250.0 million of senior subordinated notes at an interest rate of 7.75%, respectively. Also includes $1.4 million of related debt issue costs that are amortized on a straightline basis over the term of the relevant financing component.

(b)
Represents the tax effect of pro forma adjustment for interest expense to income before income taxes and is based on an estimated combined federal and state statutory tax rate of 38%.

DESCRIPTION OF THE SENIOR SECURED CREDIT FACILITY

        As part of the June 2006 Refinancing, we entered into our senior secured credit facility, which provides for a $650.0 million term loan facility and a $150.0 million revolving loan facility. Upon the closing of the June 2006 Refinancing, the entire term loan facility was drawn to fund, together with the net proceeds from the offering of our senior subordinated notes sold in June 2006 and a portion of our existing cash balances, (1) the repayment of the entire $288.4 million of principal amount outstanding under our former senior secured credit facility, (2) the repayment of the entire $200.0 million of principal amount outstanding under the TD Group loan facility, (3) the purchase of all of the 8 3/8% Senior Subordinated Notes that were tendered in connection with the tender offer for such notes totaling approximately $399.7 million, (4) the payment of accrued and unpaid interest on all such indebtedness and (5) the payment of all premiums and transaction expenses associated therewith. Under the terms of the senior secured credit facility, TransDigm Inc. has the right to request (but no lender is committed to provide) additional term loans and/or revolving loans of up to $250.0 million in the aggregate (which will be increased to $300.0 million upon the effectiveness of the amendment to our senior secured credit facility), subject to the satisfaction of customary conditions, including pro forma compliance with the financial covenants contained in the senior secured credit facility after giving effect to any such incremental term loan borrowings. As of September 30, 2006, $1.2 million of letters of credit were outstanding and $148.8 million of borrowings were available under the revolving loan facility under the senior secured credit facility. Upon the effectiveness of the amendment described below, we will have $198.8 million of borrowings available under the revolving term loan facility.

        In connection with the ATI acquisition, we intend to enter into an amendment to our senior secured credit facility which will provide for, among other things, (i) an additional term loan of $180.0 million, the proceeds from which will be used, together with the net proceeds from the expected issuance of our senior subordinated notes and a portion of our available cash balances, to finance the acquisition of ATI and to pay related transaction expenses, and (ii) a $50.0 million increase in the revolving credit facility that is available under our senior secured credit facility, none of which will be drawn in connection with the closing of the acquisition of ATI. In addition, the $250.0 million uncommitted incremental loan facility will be increased to $300.0 million. The requisite lenders under our senior secured credit facility have approved the amendment described above, and this amendment will become effective upon the satisfaction of customary conditions, including that the acquisition of ATI is consummated substantially simultaneously with the funding of the additional term loans contemplated by the amendment and that we have received gross cash proceeds of not less than $250.0 million from the offering of the new notes.

Certain Covenants

Financial Covenant

        The senior secured credit facility includes a financial maintenance covenant requiring that TransDigm Inc. comply, on a pro forma basis, with a consolidated secured debt ratio test. Such covenant, however, inures only to the benefit of the revolving lenders.

        Consolidated secured debt ratio is defined in the senior secured credit facility, as of any date, as the ratio of the total indebtedness of TransDigm Inc. on a consolidated basis on such date that is secured by first-priority liens on the same collateral as the collateral securing the senior secured credit facility to Consolidated EBITDA (as defined) for the period of four consecutive fiscal quarters most recently ended on or prior to such date. The senior secured credit facility currently provides that the secured debt ratio may not be greater than 4.75 to 1 for June 30, 2006 through September 30, 2007; 4.50 to 1 for October 1, 2007 through September 30, 2008; and 4.25 to 1 thereafter. Upon the effectiveness of the amendment to our senior secured credit facility that is described above, the secured debt ratio covenant will be changed as follows: the secured debt ratio may not be greater than 4.75 to 1 for June 30, 2006 through December 31, 2006; 5.50 to 1 for January 1, 2007 through September 30, 2007; 5.25 to 1 for October 1, 2007 through June 30, 2008; 4.75 to 1 for July 1, 2008 through December 31, 2008; and 4.50 to 1 thereafter.

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EXCERPTS FROM PRELIMINARY CONFIDENTIAL OFFERING CIRCULAR, DATED JANUARY 29, 2007
Recent Developments
Summary Historical and Pro Forma Consolidated Financial Data
CAPITALIZATION
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
TransDigm Group Incorporated Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2006 (In thousands)
TransDigm Group Incorporated Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2006
TransDigm Group Incorporated Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2006
TransDigm Group Incorporated Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Twelve-Month Period Ended September 30, 2006 (In thousands)
TransDigm Group Incorporated Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Twelve-Month Period Ended September 30, 2006
DESCRIPTION OF THE SENIOR SECURED CREDIT FACILITY